Exhibit 99.3

ACKNOWLEDGEMENT

This Acknowledgement is made as of November 3, 2006, by the undersigned Executive Officer (the “Executive”) of Dominion Homes, Inc. (the “Company”).

1. In light of current conditions and in the best interests of the Company, the undersigned Executive has offered to forego any annual bonus that he otherwise may have been entitled to receive pursuant to the terms of his 2006 incentive compensation program previously approved by the Compensation Committee of the Board on March 20, 2006 (the “Incentive Compensation Program”).

2. On November 3, 2006, the Compensation Committee and the Board of Directors approved such action.

3. The undersigned Executive hereby agrees and acknowledges that he will not receive any compensation that he otherwise may have been entitled to receive pursuant to the terms of his Incentive Compensation Program, and waives any rights thereto.

Executive Officer